                                             News

Bausch & Lomb Preliminary First-Quarter 2007 Financial Performance in Line with Company Expectations

•	Net sales up six percent, two percent excluding currency benefits
•	Company reaffirms 2007 guidance, comments on expected tax rate
•	First-Quarter Form 10Q filing delayed

FOR RELEASE THURSDAY, MAY 10, 2007

ROCHESTER, N.Y. - Bausch & Lomb (NYSE:BOL) today reported preliminary and unaudited financial data for the first quarter ended March 31, 2007. Due to the significant time and effort involved in completing the Company’s Annual Report on Form 10-K for 2006 (filed on April 25, 2007), the compilation and review of first-quarter financial results has not been finalized. As a result, Bausch & Lomb is filing a Form 12b-25 with the United States Securities and Exchange Commission, indicating that it will be unable to file timely its Quarterly Report on Form 10-Q for the first quarter that was otherwise due on May 10, 2007. The Company expects to file the first quarter 10-Q by June 10, 2007. There can be no assurance that the amounts reported in this news release will not differ, including materially, from those reported in the first-quarter 10-Q.

The Company uses constant-currency sales growth as a key performance metric to assess organic business growth. Constant currency is a non-GAAP financial measure, calculated by translating current-year and prior-year local currency revenues and expenses at the same predetermined exchange rates. The translated results are then used to determine year-over-year percentage increases or decreases that exclude the impact of currency.

In the discussion of operating performance which follows, the Company has quantified charges associated with the May 2006 market withdrawal of ReNu® with MoistureLoc® solution (MoistureLoc), and has provided certain information about growth rates prior to the recording of the charges. Bausch & Lomb’s management believes such additional disclosure is useful and relevant because it provides a basis for understanding underlying business performance independent of these items.

Net Sales

Bausch & Lomb expects to report consolidated net sales of approximately $578.9 million for the first quarter of 2007, compared to $546.0 million in 2006, an increase of six percent or two percent on a constant-currency basis. 2006 net sales were reduced by $19.1 million in provisions for customer returns and other reductions to sales associated with the MoistureLoc recall, which were recorded as a subsequent event in the first quarter. Excluding those provisions, 2007 first-quarter net sales increased two percent and declined one percent in constant currency.

Bausch & Lomb expects to report the following net sales for its business segments:

	Quarter Ended		Percent Increase (Decrease)
Dollar Amounts in Millions	March 31, 2007	April 1, 2006 [1]	Actual Dollars	Constant Currency

Americas	$242.1	$247.5	(2%)	(2%)
Europe	230.1	186.3	24%	13%
Asia	106.7	112.2	(5%)	(6%)
Total Company	$578.9	$546.0	6%	2%

[1]
2006 amounts reflect provisions for sales returns and other sales reductions associated with the MoistureLoc recall, which reduced Americas region net sales by $0.6, Europe region net sales by $18.0 and Asia region net sales by $0.5.

In the Americas region, sales of contact lenses, pharmaceuticals and cataract/vitreoretinal products increased in the first quarter. Sales of lens care products declined (reflecting the impact of the MoistureLoc recall), as did sales of refractive surgery products. Contact lens sales growth of seven percent was due to higher sales of disposable spherical and specialty products, led by the PureVision® line of silicone hydrogel contact lenses. Pharmaceuticals sales growth reflected continued gains in prescriptions for the Company’s proprietary eye drops containing loteprednol etabonate and higher sales of ocular vitamins. In the cataract/vitreoretinal category, intraocular lens (“IOL”) sales increased nearly 10 percent, while sales of phacoemulsification products declined as customers anticipate broader availability of the Company’s new Stellaris™ vision enhancement system in the second half of the year.

Excluding the prior-year provisions associated with the MoistureLoc recall, Europe region net sales were up 13 percent from 2006 on a reported basis, or three percent in constant currency. Gains were experienced in all product categories except lens care (reflecting lost MoistureLoc revenues and market share declines following the recall) and cataract/vitreoretinal (where sales were essentially flat with the prior year on a constant-currency basis). Contact lens sales growth was 18 percent in the first quarter, or eight percent in constant currency, mainly due to the PureVision brand. Growth was somewhat mitigated by lower sales of older contact lens products the Company is discontinuing, as well as by lower sales of one-day contact lenses. The Company’s recently launched SofLens® Daily Disposable contact lenses are experiencing enthusiastic doctor and patient response, and Bausch & Lomb continues to project full-year sales of one-day lenses to grow in the region. Pharmaceuticals category growth was attributable to higher sales of products for treating dry eye, allergy and inflammation, combined with gains for ocular vitamins. In the cataract/vitreoretinal category, sales of IOLs increased, while sales of phacoemulsification products, instruments and viscoelastics declined. Refractive surgery sales growth was mainly due to higher sales of capital equipment and upgrades, per-procedure cards and microkeratome blades.

First-quarter 2007 Asia segment net sales were lower in all product categories except lens care. Contact lens revenues declined four percent in the region (or five percent in constant currency) reflecting lower reported sales in Japan, where a change in accounting methodology for transactions with two large distributors impacted year-over-year comparisons. Had the current accounting methodology been applied in both years, Japanese contact lens sales would have increased nearly 10 percent on a constant-currency basis in 2007. Lens care sales in Asia increased about 20 percent on a constant-currency basis in the first quarter, with gains in most markets. The Company’s Chinese business was the most significantly impacted by the MoistureLoc recall in 2006, and in response, Bausch & Lomb initiated several programs designed to regain distribution and market share. Encouragingly, first-quarter constant-currency Chinese contact lens sales increased about 20 percent, with lens care sales up significantly from prior-year depressed levels which also reflected higher than usual sales return reserves. Total Asia pharmaceuticals sales declined approximately 30 percent in the first quarter of 2007 due to the timing of finalizing annual contracts with distributors and retail accounts in China, and a change in the distribution model for certain non-ophthalmic products in that market in the second half of 2006. In the cataract/vitreoretinal category, declines were due to lower sales of phacoemulsification products and hand-held surgical instruments. Sales of IOLs rose approximately five percent on a constant-currency basis.

Bausch & Lomb Chairman and Chief Executive Officer Ronald L. Zarrella said, “Taken as a whole, we are satisfied with our first-quarter sales trends, which were in line with our internal projections. The quarter provided a good start toward rebuilding momentum in each of our businesses, which is our major focus for this year.”

Net Earnings

Bausch & Lomb expects to report net earnings of approximately $19.2 million, or approximately $0.35 per share, in the first quarter of 2007, compared to $11.8 million or $0.21 per share in 2006. Prior-year earnings were reduced by provisions associated with the MoistureLoc recall totaling $19.6 million or $0.35 per share. Major factors contributing to first-quarter 2007 net earnings include:

•
Gross margins were 57.2 percent of sales, compared to 56.2 percent of sales in 2006 (58.6 percent of sales adjusted to exclude the MoistureLoc provisions). As compared to the adjusted figure, lower gross margins in 2007 are mainly due to unfavorable sales mix and higher manufacturing variances resulting from lower solutions production volumes. Foreign currency exchange rate changes also had a negative impact on gross margin in the first quarter.

•
Selling, administrative and general expenses (“SG&A”) were approximately $230.7 million in 2007, including a $19.3 million benefit associated with the reversal of a previously recorded Brazilian tax assessment following receipt of amnesty from the taxing authority. First-quarter 2006 SG&A expenses totaled $230.6 million. Excluding the benefit from the tax amnesty, SG&A spending increased in 2007, mainly due to higher legal fees.

•
Research and development expense totaled approximately $50.1 million in the 2007 first quarter, compared to $43.6 million in 2006, reflecting the continued advancement of various product development programs across the Company’s business lines.

•
Net financing expenses were approximately $8.1 million, including a $2.5 million benefit from the reversal of previously recorded interest expense associated with the Brazilian tax assessment and higher expenses associated with waivers under the Company’s bank and public debt obligations. Prior-year net financing expenses totaled $8.3 million.

•
The effective tax rate in the first quarter was approximately 53.1 percent, reflecting continued losses in the United States and the Company’s inability to record tax benefits associated with those losses.

Liquidity Metrics

Cash and cash equivalents totaled $480.5 million at March 31, 2007, compared to $499.9 million at the end of 2006. The Company expects to report cash flows from operating activities of $26.6 million in the first quarter. Those inflows were more than offset by capital expenditures of $15.1 million; cash paid for the previously announced equity investment in AcuFocus, Inc., a privately held company; and the payment of dividends.

Company Comments on Expectations for 2007 Financial Performance

Bausch & Lomb continues to project 2007 sales of approximately $2.5 billion, representing approximately eight percent growth compared to 2006 sales prior to MoistureLoc charges.

Full-year income before income taxes and minority interest is projected at approximately $240 million in 2007, including the benefit from the Brazilian tax amnesty, and full-year earnings per share are anticipated between $2.40 and $2.50. While the performance of the Company’s U.S. operations is anticipated to improve as the year progresses, the Company still expects them to remain unprofitable for the full 2007 year. As a result, Bausch & Lomb currently projects its reported effective income tax rate to decline by year end and anticipates a full-year reported effective tax rate of approximately 40 percent in 2007 based on the amount and geographic mix of earnings.

Bausch & Lomb continues to expect to generate cash flow from operations of between $240 million and $260 million and to incur approximately $100 million of capital expenditures in 2007.

SUPPLEMENTAL INFORMATION

Product Category Sales

	Quarter Ended		Percent Increase (Decrease)
Dollar Amounts in Millions	March 31, 2007	April 1, 2006	Actual Dollars	Constant Currency

Contact Lens	$185.7	$173.7	7%	4%
Lens Care	97.5	94.5	3%	1%
Pharmaceuticals	168.2	154.5	9%	4%
Cataract/vitreoretinal	95.2	91.5	4%	-%
Refractive	32.3	31.8	1%	(2%)
Total Company	$578.9	$546.0	6%	2%

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News Media Contact:
Michael L. McDougall
585.338.5469
mmcdougall@bausch.com

Investor Relations Contact:
Daniel L. Ritz
585.338.5802
dritz@bausch.com
_____________________________________

This news release contains, among other things, certain statements of a forward-looking nature relating to future events or the future business performance of Bausch & Lomb. Such statements involve a number of risks and uncertainties including those concerning the ability of the Company and the parties with which it contracts to develop and introduce products successfully as well as the risk factors listed from time to time in the Company’s SEC filings, including but not limited to filings on Form 10-K dated April 25, 2007 and Form 12b-25 dated May 10, 2007.

Bausch & Lomb is the eye health company, dedicated to perfecting vision and enhancing life for consumers around the world. Its core businesses include soft and rigid gas permeable contact lenses and lens care products, and ophthalmic surgical and pharmaceutical products. The Bausch & Lomb name is one of the best known and most respected healthcare brands in the world. Founded in 1853, the Company is headquartered in Rochester, New York, and employs approximately 13,000 people worldwide. Its products are available in more than 100 countries. More information about the Company can be found on the Bausch & Lomb Web site at www.bausch.com. Copyright Bausch & Lomb Incorporated.

TM and ® denote trademarks of Bausch & Lomb Incorporated.

Copyright Bausch & Lomb Incorporated.